EXHIBIT 99.1

NEXSTAR MEDIA GROUP SHAREHOLDERS APPROVE ALL

PROPOSALS AT 2025 ANNUAL SHAREHOLDER MEETING

IRVING, Texas (June 20, 2025) – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) announced that at its 2025 Annual Shareholders’ Meeting shareholders voted to:

•
Elect all nominees to Nexstar’s Board of Directors;
•
Affirm the executive compensation of the Company’s Named Executive Officers, with approximately 95.5% shareholder support; and,
•
Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

The official voting results for each proposal voted on by shareholders is being filed with the Securities and Exchange Commission at www.sec.gov.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content across its television and digital platforms, including more than 316,000 hours of programming produced annually by its business units. Nexstar owns America’s largest local television broadcasting group comprised of top network affiliates, with more than 200 owned or partner stations in 116 U.S. markets reaching 220 million people. Nexstar’s national television properties include The CW, America’s fifth major broadcast network, NewsNation, our national news network providing “News for All Americans,” popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including its local TV station websites, The Hill and NewsNationNow.com, are collectively a Top 10 U.S. digital news and information property. For more information, please visit nexstar.tv

Investor Contacts:

Lee Ann Gliha

Executive Vice President and Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni or Jennifer Neuman

JCIR

212/835-8500 or nxst@jcir.com

Media Contact:

Gary Weitman

EVP and Chief Communications Officer

972/373-8800

gweitman@nexstar.tv

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